EXHIBIT 99.1

ProPhase Labs Reports Financial Results

for the Three and Nine Months Ended September 30, 2015

DOYLESTOWN, Pennsylvania – November 12, 2015. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $4.4 million for the three months ended September 30, 2015, as compared to net sales of $5.1 for the three months ended September 30, 2014. The Company realized net income for the three months ended September 30, 2015 of $602,000, or $0.04 per share, compared to a net loss of $3.2 million, or ($0.18) per share, for the three months ended September 30, 2014.

The Company’s sales are principally derived from its over-the-counter (“OTC”) health care and cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter.

Results for the third quarter of 2015 compared to the third quarter of 2014 principally reflect the net effect of (i) a decrease in net sales of $740,000, (ii) a decrease in administration costs of $695,000 due principally to a decrease in professional and legal costs related to certain, now resolved, litigation matters, (iii) a decrease in sales and marketing expenses of $176,000, (iv) a decrease in research and development expenditures of $161,000 and (v) non-recurring impairment charge to operations of $3.6 million during the third quarter of 2014.

The Company generated net sales for the nine months ended September 30, 2015 of $12.4 million, as compared to $13.1 million for the nine months ended September 30, 2014. The Company incurred a net loss for the nine months ended September 30, 2015 of $2.3 million, or ($0.14) per share, compared to a net loss of $7.2 million, or ($0.42) per share, for the nine months ended September 30, 2014.

The financial results for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 reflect the net effect of (i) a decrease in net sales of $657,000, (ii) a decrease in administration costs of $1.4 million due principally to a decrease in professional and legal costs related to certain, now resolved, litigation matters, (iii) a decrease in sales and marketing expenses of $503,000 as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives, (iv) a decrease in research and development expenditures of $232,000, and (v) non-recurring impairment charge to operations of $3.6 million during the third quarter of 2014.

Ted Karkus, the CEO of the Company, stated, “Our product development efforts over the past several years have been largely focused on successfully leveraging the Cold-EEZE® brand. To this end, three new product line extensions are now available on retail shelves for the fourth quarter of 2015: (i) Cold-EEZE® Multi-Symptom Relief for Cold and Flu lozenges, (ii) Cold-EEZE® Daytime and Nighttime Multi-Symptom Relief in liquid forms for each of adults and children, and (iii) Cold-EEZE® Natural Allergy Relief caplets for indoor and outdoor allergies. Our current plan is to introduce two additional Cold-EEZE® branded products to the trade in February of 2016.”

Mr. Karkus continued, “In addition to the continued development and commercialization of new Cold-EEZE® branded products, we are also continuing the development of the new TK Supplements line of products in the dietary supplement category. Our new product line is initially comprised of three men’s health products for: (i) sexual health, (ii) daily energy booster plus testosterone support and (iii) prostate and urinary health. I am pleased to announce that the pre-commercialization steps for all three products, including formulation, stabilization, mass production and packaging are near completion. Additionally, we anticipate that our first product in this category for sexual health will be introduced to the marketplace through Direct Response TV within the next 1-2 months.”

Mr. Karkus added, “While we are certainly optimistic, no assurance can be made that our new TK Supplements product efforts will be successful. Furthermore, over time we may need to raise additional funds through debt financing or equity financing to support all of these strategic initiatives and to provide additional working capital.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings

Press Only Contact	Investor Contact

Constantine Panagiotatos	Ted Karkus, Chairman and CEO
DKC Public Relations	ProPhase Labs, Inc.
Tel: (212) 981-5124	(215) 345-0919 x 0
ConstantinePanagiotatos@dkcnews.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net sales	$4,390	$5,130	$12,441	$13,098
Cost of sales	1,671	1,620	5,052	4,816
Gross profit	2,719	3,510	7,389	8,282
Operating expenses:
Sales and marketing	699	875	4,221	4,724
Administration	1,222	1,917	4,834	6,228
Research and development	195	356	675	907
Impairment charge	-	3,577	-	3,577
	2,116	6,725	9,730	15,436
Income (loss) from operations	603	(3,215)	(2,341)	(7,154)
Interest income, net	(1)	(1)	(3)	(4)
Income (loss) before income tax	602	(3,216)	(2,344)	(7,158)
Income tax	-	-	-	-
Net income (loss )	$602	$(3,216)	$(2,344)	$(7,158)
Basic income (loss) per share:
Net income (loss )	$0.04	$(0.18)	$(0.14)	$(0.42)
Diluted income (loss) per share:
Net income (loss )	$0.04	$(0.18)	$(0.14)	$(0.42)
Weighted average common shares outstanding:
Basic	16,597	18,208	16,171	17,216
Diluted	16,972	18,208	16,171	17,216

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$1,336	$2,926
Accounts receivable	$2,766	$5,836
Inventory	$4,891	$3,292
Total current assets	$10,835	$13,458
Total assets	$13,852	$16,057

Total current liabilities	$3,715	$5,241
Other long term obligations	$100	$100
Total stockholders’ equity	$10,037	$10,716